EXHIBIT 99.1

Washington Banking Redeems TARP Funds

OAK HARBOR, WA – January 12, 2011 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that it redeemed all 26,380 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, originally issued in January 2009 to the U.S. Department of the Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP).

The Company paid a total of $26.6 million to the Treasury, consisting of $26,380,000 in principal and $209,000 in accrued and unpaid dividends. The Company's redemption of the shares is not subject to additional conditions. The Preferred Stock currently has a carrying value of $25.3 million (net of a $1 million unaccreted discount) on the Company's statement of financial condition. The Company will accelerate the accretion of the remaining discount in the first quarter of 2011, reducing net income available to common shareholders by $1 million.

“Being a strong community bank we chose to participate in this voluntary program to help contribute to the stability of the financial system during great economic stress,” said John L. Wagner, President and CEO of Washington Banking. “The primary intention behind the creation of this program was to encourage healthy banks to lend to local businesses to help stimulate the economy. Over the past year we’ve been able to build our loan portfolio, pay dividends on the Treasury’s investment, and acquire two banks from the FDIC, while maintaining adequate capital for future growth.”

Since January 2009, when Treasury originally invested in Washington Banking Company, the Treasury has earned dividends of $2.6 million from the Company, in addition to a full return of the original investment.

In connection with the TARP CPP, the Company also issued a warrant to the Treasury to purchase 492,146 shares of common stock at an exercise price of $8.04 per share. Treasury has confirmed that as a result of the Company’s completion of a Qualified Equity Offering, the amount of the warrant was reduced by half to 246,082 shares. This warrant is still held by the Treasury and remains outstanding at this time. The Company intends to negotiate for the repurchase of the warrant, however, the repurchase price is subject to negotiation and there can be no assurance that the Company will repurchase the warrant.

In a separate release, the Company announced that fourth quarter and 2010 year end performance will be released on February 1, 2011 and that management will host a conference call on Wednesday, February 2nd at 10:00 a.m. Pacific time (1:00 p.m. Eastern) to discuss the results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call on Wednesday, 2/2/11 by dialing (480) 629-9722 for conference ID #4400199. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

Shortly after the call concludes, the replay will also be available at (303) 590-3030, using access code #4400199.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 30 full-service branches located in six counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

Note: Transmitted on GlobeNewswire at 1:00 p.m. PST on January 12, 2011.